Exhibit 2.1

AGREEMENT FOR THE PURCHASE AND SALE OF

THE CAPITAL STOCK OF

A SHARP INC. (D/B/A A PLUS)

This Agreement (“Agreement”) is made as of December 28, 2018 by and among A Sharp Inc., d/b/a A Plus (the “Company”), Chicken Soup for the Soul, LLC (“CSS”), Chicken Soup for the Soul Digital, LLC (“CSS Digital”), Christopher Kutcher (“Kutcher”), Evan Beard (“Beard”), Kendall Dabaghi (“Dabaghi” and collectively with CSS, Kutcher and Beard, the “Sellers”), and Chicken Soup for the Soul Entertainment, Inc. (“Purchaser”).

WHEREAS, CSS Digital owns 6,157,903 shares, or 74.9%, of the outstanding common stock of the Company;

WHEREAS, Kutcher owns 1,899,167 shares, or 23.1%, of the outstanding common stock of the Company;

WHEREAS, Beard owns 82,215 shares, or 1.0%, of the outstanding common stock of the Company;

WHEREAS, Dabaghi owns 82,215 shares, or 1.0%, of the outstanding common stock of the Company;

WHEREAS, each of the Sellers desires to sell all of the shares of common stock of the Company it owns to Purchaser, and Purchaser desires to purchase same, on the terms set forth in this Agreement;

WHEREAS, upon consummation of the transactions contemplated by this Agreement, the Purchaser shall own 100% of the outstanding equity of the Company, free and clear of all liens, and the Company shall become a wholly owned subsidiary of the Purchaser; and

WHEREAS, Astrina Inc., an independent appraisal firm, has undertaken an independent valuation of the Company on behalf of the Purchaser, considering the operations, assets and liabilities thereof, and has delivered a report to the Purchaser (“Valuation Report”) as an internal management report for the exclusive use of the Purchaser;

WHEREAS, the audit committee of the board of directors of the Purchaser, apprised of the interests that the parent company and affiliates of CSS have in the transactions contemplated hereby, have reviewed the Valuation Report, the terms of this Agreement, and such other information as the committee deemed necessary or desirable, and found the proposed transactions prescribed hereby to be fair to the Purchaser and in the best interests of the Purchaser and its stockholders and has recommended such transactions to the board of directors of the Purchaser; and

WHEREAS, the managers and directors of each entity party to this Agreement have approved this Agreement and the transactions contemplated hereby, including the board of directors of Purchaser, with all interested directors abstaining from the vote.

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NOW, THEREFORE, the parties hereto agree as follows:

Section 1.          Purchase and Sale.

1.1           Pursuant to the terms and conditions of this Agreement, the Sellers hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from the Sellers, all the outstanding shares of common stock of the Company (the “A Plus Shares”) for an aggregate purchase price of (a) $15 Million ( the “Purchase Price”).

1.2           The Purchase Price shall be paid as follows: (a) to Kutcher in consideration of all of his A Plus Shares, $0 in cash and $2,691,000 in shares Class A common stock of the Purchaser (“CSSE Shares”); (b) to Beard in consideration of all of his A Plus Shares, $0 in cash and $117,000 of CSSE Shares; (c) to Dabaghi in consideration of all of his A Plus Shares, $0 in cash and $117,000 of CSSE Shares; and (d) to CSS in consideration of all of its A Plus Shares, the balance remaining in cash. The CSSE Shares will be measured based on the dollar amounts noted above divided by the average closing price of the CSSE Shares in the five previous trading days.

1.3           It is hereby agreed by each of the Sellers that the CSSE Shares received by it or him shall not be resold, transferred or hypothecated by him for a period of 18 months from the Closing Date, unless consented to in writing by Purchaser prior to any such sale or transfer, which consent may be withheld by Purchaser for any reason or nor reason.

1.4           At the consummation of the Purchase and Sale, the Company shall become a wholly owned subsidiary of Purchaser and the distribution agreement (“Distribution Agreement”) between the Company and Purchaser, dated as of September 21, 2016, shall be terminated and any and all amounts, obligations or liabilities owed by any party to the other party thereunder deemed fulfilled in all respects. Each party hereto waives any and all claims it may have or which may hereafter arise from any circumstances existing as of the date hereof under the Distribution Agreement and releases each and every other party to the Distribution Agreement, and each party’s respective affiliates, employees, officers, directors, managers, and equity holders from any and all claims related thereto.

1.5           Notwithstanding anything to the contrary contained herein (a) the cash portion of the aggregate purchase price otherwise payable by Purchaser shall be reduced by any advance owed by the Company to Purchaser and (b) CSS will use the cash portion of the purchase price paid to it by Purchaser to reduce any open amounts under CSS’s intercompany cash management account.

Section 2.          Closing.

2.1           The closing shall take place concurrently with the execution of this Agreement at the principal offices of Purchaser, 132 East Putnam Ave, Cos Cob, Connecticut. The date and time of closing are herein referred to as the "Closing Date" or the "Closing."

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2.2           At the Closing:

2.2.1           Delivery of A Plus Stock Certificates. The Sellers shall deliver to the Purchaser all certificates evidencing the A Plus Shares, duly endorsed to the Purchaser or accompanied by duly executed stock powers in blank.

2.2.2          Delivery of Non-Stock Portion of Purchase Price. Purchaser shall wire to each of Kutcher, Beard and Dabaghi the amount of cash prescribed by Section 1.2, above, as same is adjusted in accordance with Section 1.5, above, in accordance with the wire instructions provided in writing by Sellers to Purchaser prior to the date hereof. Subject to Section 1.5, above, Purchaser shall pay to CSS the amount of cash prescribed by Section 1.2, above.

2.2.3           Delivery of CSSE Shares. Purchaser shall cause its transfer agent, Continental Stock Transfer & Trust Company, to issue certificates evidencing the CSSE Shares to each of the Sellers as prescribed by Section 1.2, above. Each certificate shall bear a restrictive legend as required by the Securities Act of 1933, as amended (the “Act”) and an additional legend noting that the shares are subject to a lock-up restriction for a period of 18 months from the Closing Date.

2.2.4           Termination of Distribution Agreement. The Distribution Agreement shall be deemed terminated and the releases and waivers prescribed by Section 1.4 above, deemed effective and irrevocable.

2.2.5           Post-Closing Administerial Matters. To the extent any certificates evidencing any A Plus Shares or CSSE Shares are not delivered at Closing as a result of administrative reasons or related process delays, same shall be delivered by the responsible party within twenty business days of Closing.

Section 3.          CSS and Company Representations and Warranties. CSS represents and warrants to Purchaser that:

3.1           Organization, Good Standing, etc. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business, and is in good standing, in every jurisdiction in which the nature of its business requires it to be so qualified. The Company has all requisite corporate power and authority to carry on its business as now conducted.

3.2           No Conflict. The execution, delivery and performance by the Company of this Agreement will not conflict with or result in the breach of or constitute a default under any other agreement or instrument to which the Company is a party or by which it or its property may be bound and will not result in the creation of any lien thereunder.

3.3           Authorization. This Agreement has been duly authorized, executed and delivered by the Company.

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3.4           No Violation. The execution, delivery or performance by the Company of this Agreement does not contravene any law, regulation, order or judgment applicable to or binding on the Company, and will not result in a breach of, or constitute a default under, or contravene any provisions of, any agreement to which the Company is a party or by which it is bound.

3.5           No Consents or Approvals. The execution, delivery or performance by the Company of this Agreement does not require the consent or approval of, the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of, any federal, state or local governmental commission, authority, agency or body.

3.6           Tax Returns. All appropriate federal, state and local income tax returns which are required to have been filed for all of the Company’s taxable periods either have been filed or timely extensions obtained. All taxes as shown on said returns have been paid when due. The Sellers do not know of any proposed material tax assessment against the Company.

3.7           Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Sellers, threatened against or affecting the Company, at law or in equity, or before any governmental board, agency or instrumentality or any arbitrator. The Company is not in default with respect to any material order, writ, injunction or decree of any court or governmental board, agency or other instrumentality.

3.8           Information and Financial Statements. All information provided to Astrina Capital in connection with the Valuation Report is materially accurate as of the date of the Valuation Report. The Company has delivered to the Purchaser financial statements for the years ended December 31, 2016 and 2017 and unaudited financial statements for the eleven-month period ended November 30, 2018 (collectively, the “A Plus Financial Statements”). The A Plus Financial Statements comply in all respects with U.S. GAAP and accurately reflect the books and records of the Company.

3.9           Ownership and Liens. The Company has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements of the Company and none of the properties and assets owned by the Company and none of its leasehold interests are subject to any lien, mortgage, pledge, security interest, or other charge or encumbrance of any kind.

Section 4.          Sellers’ Representations and Warranties. Each of the Sellers represents and warrants to Purchaser, solely with respect to such Seller, that:

4.1           No Conflict. The execution, delivery and performance by such Seller of this Agreement will not conflict with or result in the breach of or constitute a default under any other agreement or instrument to which such Seller is a party or by which it or its property may be bound and will not result in the creation of any lien thereunder.

4.2           Authorization. This Agreement has been duly authorized, executed and delivered by such Seller.

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4.3           No Violation. The execution, delivery or performance by such Seller of this Agreement does not contravene any law, regulation, order or judgment applicable to or binding on such Seller, and will not result in a breach of, or constitute a default under, or contravene any provisions of, any agreement to which such Seller is a party or by which it is bound.

4.4           No Consents or Approvals. The execution, delivery or performance by such Seller of this Agreement does not require the consent or approval of, the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of, any federal, state or local governmental commission, authority, agency or body.

4.5           A Plus Shares. Such Seller is the lawful owner, of record and beneficially, of the A Plus Shares indicated above, and has good and merchantable title thereto, free and clear of all liens, encumbrances, options, charges, equities and claims of any kind whatsoever, and it or he has full right and legal capacity to transfer and sell the A Plus Shares to the Purchaser under the terms and conditions contained herein and that upon delivery of the certificates representing the A Plus Shares to Purchaser, together with executed stock powers thereof, the Purchaser will own legal and equitable title to such A Plus Shares, free and clear of all liens, encumbrances, charges options, equities and claims of any kind. The A Plus Shares being sold by the Sellers hereunder represent all of the issued and outstanding shares of the Company.

4.6           Investment Representations. Such Seller is an accredited investor, as such term is defined in Regulation D promulgated under the Act. Such Seller has reviewed the registration statements and quarterly, annual and current reports filed by Purchaser with the Securities and Exchange Commission under the Act and the 1934 Securities Exchange Act as amended. Such Seller understands that the CSSE Shares are being issued without registration under the Act in reliance upon an exemption from registration and that the Sellers; representations and warranties set forth herein form part of the basis for such exemption. Such Seller understands that the CSSE Shares shall bear a restrictive legend prescribed by the Act and may not be sold without registration under the Act or an available exemption therefrom, and further, shall be subject to the terms of the lock-up provisions prescribed by this Agreement, and the certificate evidencing the CSSE Shares shall bear legends noting same. Such Seller understands the risks involved in investing in Purchaser and is able to bear such risks and the illiquidity represented by such investment and the possible loss of its entire investment in Purchaser.

Section 5.          Purchaser’s Representation and Warranties. Purchaser represents and warrants to the Sellers that:

5.1           Organization, Good Standing, etc. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business, and is in good standing, in every jurisdiction in which the nature of its business requires it to be so qualified. Purchaser has all requisite corporate power and authority to carry on its business as now conducted

5.2           No Violation. The execution, delivery or performance by the Purchaser of this Agreement does not contravene any law, regulation order or judgment applicable to or binding on the Purchaser and will not result in a breach of, or constitute a default, or contravene any provision of, any agreement to which Purchaser is a party or by which he is bound.

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5.3           No Consents or Approvals. Neither the execution, delivery or performance by the Purchaser of this Agreement requires the consent or approval of, the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of, any federal, state or local governmental commission, authority, agency or body.

5.4           CSSE Shares. Upon issuance in compliance with the terms of this Agreement, the CSSE Shares shall be validly issued, fully paid and nonassessable.

Section 6.          Further Assurances.

6.1           By Sellers. Sellers will do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered all such further acts, conveyances and assurances the Purchaser may reasonably require for accomplishment of the purposes of this Agreement.

6.2           By Purchaser. Purchaser will do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such further acts, conveyances and assurances as Sellers may reasonably require for accomplishment of the purposes of this Agreement.

Section 7.          Miscellaneous.

7.1           Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

7.2           Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing which purports to terminate, amend, supplement, waive or modify this Agreement or any of the terms hereof and is signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

7.3           Successors and Assigns. The terms of this Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement and the obligations hereunder may not be assigned or transferred by any party hereto.

7.4           Governing Law. This Agreement, including all matters of construction, validity and performance, shall in all respects be governed by, and construed in accordance with, the internal law of the State of Delaware. Each party hereto hereby agrees to and submits to the jurisdiction of the State of Connecticut and hereby agrees that any action brought by any party with respect to the matters governed hereby shall be heard in the State or federal courts located in the County of Fairfield in the State of Connecticut.

7.5           Notices. Except as otherwise provided in this Agreement, all notices hereunder shall be in writing and shall be given by mail, personal delivery, overnight courier, telecopy or any other customary means of written communication at the addresses set forth on the signature pages hereof, or at such other addresses as may be specified by written notice to the parties hereto, and shall become effective when received by the addressees.

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7.6           Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceable of such provision in any other jurisdiction.

7.7           Headings. The headings used herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

7.8           Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date and year first above written.

[Signatures on next page]

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COMPANY:

A SHARP, INC.

By:	/s/ Scott W. Seaton
Name: Scott W. Seaton
Title: Chief Operating Officer

SELLERS:

/s/ Christopher Kutcher
CHRISTOPHER KUTCHER

/s/ Evan Beard
EVAN BEARD

/s/ Kendall Dabaghi
KENDALL DABAGHI

CHICKEN SOUP FOR THE SOUL, LLC

By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: Chairman + Chief Executive Officer

CHICKEN SOUP FOR THE SOUL DIGITAL, LLC

By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: Chairman + Chief Executive Officer

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PURCHASER:

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: Chairman + Chief Executive Officer

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